Exhibit 10 (aa)

Form of Agreement

THE WALT DISNEY COMPANY

Restricted Stock Unit Award Agreement (Time-Based Vesting)

This AWARD AGREEMENT (the “Agreement”) is between            (“Participant”) and The Walt Disney Company (“Disney”), in connection with the Restricted Stock Unit award granted to Participant on           , by the Compensation Committee of the Board of Directors (the “Committee”) of Disney pursuant to the terms of the Amended and Restated 1995 Stock Incentive Plan (the “Plan”). The applicable terms of the Plan are incorporated herein by reference, including the definitions of terms contained in the Plan.

Section 1. Restricted Award. Disney hereby grants to the Participant, on the terms and conditions set forth herein, an Award of       “Restricted Stock Units.” The Restricted Stock Units are notional units of measurement denominated in shares of Common Stock (i.e., one Restricted Stock Unit is equivalent in value to one share of Common Stock, subject to the terms hereof). The Restricted Stock Units represent an unfunded, unsecured deferred compensation obligation of Disney.

Section 2. Vesting Requirement. The Award shall become vested in two installments as to an equal number of Restricted Stock Units on each of            and            (each, a “Vesting Date”), provided the Participant remains continuously employed by Disney or an Affiliate from the date hereof until each such Vesting Date. If this service requirement is not satisfied, the Award (or remaining unvested portion thereof) shall be immediately forfeited. All Restricted Stock Units as to which the vesting requirement of this Section 2 have been satisfied shall be payable in accordance with Section 5 hereof.

Section 3. Accelerated Vesting. Notwithstanding the foregoing, upon the Participant’s death or disability (within the meaning of Section 409A of the Internal Revenue Code), or upon the occurrence of a Triggering Event within the 12-month period following a Change in Control (in accordance with Section 11 of the Plan as in effect on the date hereof), this Award shall become fully vested and shall be payable in accordance with Section 5 hereof to the extent that it has not previously been forfeited.

Section 4. Dividend Equivalents. Any dividend paid in cash on shares of the Common Stock of Disney will be credited to the Participant as additional Restricted Stock Units as if the Restricted Stock Units previously held by the Participant were outstanding shares of Common Stock of Disney, as follows: Such credit shall be made in whole and/or fractional Restricted Stock Units and shall be, based on the fair market value (as defined in the Plan) of the shares of Common Stock of Disney on the date of payment of any such dividend. All such additional Restricted Stock Units shall be subject to the same vesting requirements applicable to the previously held Restricted Stock Units in respect of which they were credited and shall be awarded in accordance with Section 5 hereof.

Section 5. Payment of Award. Payment of vested Restricted Stock Units shall be made within 30 days following the satisfaction of the vesting requirement under Section 2 hereof for each respective Vesting Date (or following accelerated vesting under Section 3 hereof). The Restricted Stock Units shall be paid in cash or in shares of Common Stock (or some combination thereof), as determined by the Committee in its discretion at the time of payment, and in either case shall be paid to the Participant after deduction of applicable minimum statutory withholding taxes as determined by Disney.

Section 6. Restrictions on Transfer. Neither this Restricted Stock Unit Award nor any Restricted Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to Disney as a result of forfeiture of the units as provided herein.

Section 7. No Voting Rights. The Restricted Stock Units granted pursuant to this Award, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in shares of Common Stock.

Section 8. Award Subject to Plan. This Award is subject to the terms of the Plan. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The Restricted Stock Units constitute “phantom stock” for purposes of the Plan.

Section 9. Changes in Capitalization. The Restricted Stock Units under this Award shall be subject to the provisions of the Plan relating to adjustments for changes in corporate capitalization.

Section 10. No Right of Employment. Nothing in this Award Agreement shall confer upon the Participant any right to continue as an employee of Disney or an Affiliate nor interfere in any way with the right of Disney or an Affiliate to terminate the Participant’s employment at any time or to change the terms and conditions of such employment.

Section 11. Governing Law. This Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

THE WALT DISNEY COMPANY	PARTICIPANT

By:	By:

(Signature of Participant)

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